Exhibit 4.4
W. P. CAREY INC.
2017 SHARE INCENTIVE PLAN
(AS AMENDED AND RESTATED)
The purpose of this W. P. Carey Inc. 2017 Share Incentive Plan is to encourage and enable the officers, employees, consultants and Non-Employee Directors (as defined below) of W. P. Carey Inc. (the “Company”) and its Subsidiaries and Affiliates (each as defined below) upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company, and to provide a means through which the Company may attract persons to serve in the employ or service of the Company.
Section 1.
Definitions
The following terms shall be defined as set forth below:
(a)    “Act” means the Securities Exchange Act of 1934, as amended.
(b)    “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan.
(c)    “Award” or “Awards”, except where referring to a particular category of grant under the Plan, shall include Share Options, Share Appreciation Rights, Restricted Share Awards, Restricted Share Units, LTIP Unit, Performance Share Awards, Performance Share Units, Performance Cash Awards and Dividend Equivalent Rights.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause” means, except as otherwise provided in an Award agreement, that an employee-participant should be or was dismissed as a result of (i) any material breach by the participant of any agreement to which the participant and the Company or an Affiliate are parties, (ii) any act (other than retirement) or omission to act by the participant, including without limitation, the commission of any crime (other than ordinary traffic violations) that may have a material and adverse effect on the business of the Company or any Affiliate or on the participant’s ability to perform services for the Company or any Affiliate, or (iii) any material misconduct or neglect of duties by the participant in connection with the business or affairs of the Company or any Affiliate.
(f)    “Change of Control” is defined in Section 14.

(g)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
(h)    “Committee” means any Committee of the Board referred to in Section 2 or, in the case of grants to Non-Employee Directors, the Board.
(i)    “Disability” means disability as set forth in Section 409A(a)(2)(C) of the Code.
(j)    “Dividend Equivalent Right” means a right, granted under Section 9, to receive cash, Shares or other property equal in value to dividends paid with respect to a specified number of Shares.
(k)    “Effective Date” means the date set forth in Section 16.
(l)    “Fair Market Value” on any given date means the last reported sale price at which a Share is traded on such date or, if no Share is traded on such date, the most recent date on which Shares were traded, as reflected on the New York Stock Exchange or, if applicable, any other national stock exchange which is the principal trading market for the Shares. If the Shares are not listed on the New York Stock Exchange or another national stock exchange, the Committee may determine the Fair Market Value of the Shares in its sole discretion, consistent with Section 409A of the Code. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
(m)    “Good Reason” is defined in Section 14.
(n)    “LTIP Units” means a unit of interest (intended to constitute a “profits interest” within the meaning of the Code) that may be issued to a participant by a Subsidiary that would be formed in the event the Company implements a conversion into an umbrella partnership REIT (UPREIT) structure.
(o)    “Non-Employee Director” means a member of the Board who: (i) is not currently an officer of the Company or any Affiliate and (ii) does not receive compensation for services rendered to the Company or any Affiliate in any capacity other than as a Director.
(p)    “Option” or “Share Option” means any option to purchase Shares granted pursuant to Section 5.
(q)    “Performance Criteria” means one or more performance measures, which may be expressed in either, or a combination of, absolute or relative values or as a percentage of an incentive pool, including without limitation: earnings or earnings per share; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues, including asset management revenue, structuring revenue, loan refinancing revenue, acquisition revenue, disposition revenue, incentive or termination revenue; expenses; costs; stock price;

market share; charge-offs; assets; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios or risk-measurement ratios) or results; profit margin; cash flow, including cash flows from operating activities, investing activities and financing activities, or free cash flow; funds from operations (“FFO”), or FFO, as adjusted (AFFO), on an overall or per share basis; cash available for distribution, (CAD); stockholders’ equity; assets under management; and any other objective or subjective measure established by the Committee.
    Any Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Performance goals based on such Performance Criteria may be based either on the performance of the Company, a Subsidiary, an Affiliate, any branch, department, business unit, business segment, or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of making an Award. The Committee may designate one or more of such Company performance goals as the threshold Company performance goals and shall designate the weighting among the various Company and participant performance goals established.
(r)    “Performance Period” means the specified period of time over which attainment of the specified performance goals is measured, as determined by the Committee in its discretion.
(s)    “Performance Cash Award” means Awards granted pursuant to Section 7.
(t)    “Performance Share Award” means Awards granted pursuant to Section 7.
(u)    “Performance Share Unit” means Awards granted pursuant to Section 7.
(v)    “Plan” means the W. P. Carey Inc. 2017 Share Incentive Plan (as amended and restated).
(w)    “Restricted Share Award” means Awards granted pursuant to Section 6.
(x)    “Restricted Share Unit” means Awards granted pursuant to Section 6.
(y)    “Shares” means the shares of the Company’s common stock, subject to adjustment pursuant to Section 3.
(z)    “Share Appreciation Right” means any appreciation right granted pursuant to Section 5.
(aa)    “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities, beginning with the Company if each of the entities (other than the last entity in the unbroken chain) owns equity possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in the chain.

(bb)    “Termination in Connection with a Change of Control” is defined in Section 14.
Section 2.
Administration of Plan; Committee Authority to Select Participants and Determine Awards
(a)    Committee. The Plan shall be administered by a committee of not less than two directors, as appointed by the Board from time to time (the “Committee”) who are “non-employee directors” as then defined under Rule 16b-3 of the Act, and “independent” directors under the rules of the New York Stock Exchange, which shall initially be the Compensation Committee of the Board. Notwithstanding the foregoing, unless otherwise determined by the Board, the Board shall administer the Plan and otherwise exercise the same authority as the Committee, with respect to grants to Non-Employee Directors.
(b)    Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)    to select the officers, employees and consultants of the Company and Affiliates to whom Awards may from time to time be granted;
(ii)    to determine the time or times of grant, and the extent, if any, of Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units, Performance Cash Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any officer, employee or consultant;
(iii)    to determine the number of Shares or the amount of cash to be covered by any Award granted to an officer, employee, consultant or Non-Employee Director;
(iv)    to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award granted to an officer, employee, consultant or Non-Employee Director, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;
(v)    to accelerate the exercisability or vesting of all or any portion of any Award granted to a participant;
(vi)    subject to the provisions of Section 5(a)(ii) and Section 5(b)(i)(B) of the Plan and Section 409A of the Code, to extend the period in which Share Options and Share Appreciation Rights may be exercised;
(vii)    to determine, consistent with the provisions of Section 409A of the Code, whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award granted to a participant shall be deferred either automatically or at the election of the participant and whether and to what extent the Company will pay or credit amounts equal to interest (at rates determined by the Committee) or dividends or Dividend Equivalent Rights on such Awards or deferrals; and
(viii)    to adopt, alter and repeal such rules and guidelines for administration of the Plan and for its own acts as it shall deem advisable; to interpret the terms, the Plan and any Award (including related written instruments) granted to a participant; and to decide all disputes arising in connection with and make all determinations it deems advisable for the administration of the Plan.
Notwithstanding the above, the selection of the Non-Employee Directors to whom Share Options, Restricted Shares or Restricted Share Units are to be granted, the exercise price of any Share Option and the term of any Share Option grant shall be as hereinafter provided, and the Committee shall have no discretion as to such matters. All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.
(c)    Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In no event shall dividends or dividend equivalents be paid with respect to Options or Share Appreciation Rights.
(d)    Minimum Vesting Period for Awards. Notwithstanding anything to the contrary herein, the minimum vesting schedule applicable to equity Awards shall provide for vesting over a service period of no less than one (1) year, with ratable vesting only permitted following the one year anniversary of grant, except in the case of (i) a participant’s death or Disability or a Change of Control, and (ii) Awards to Non-Employee Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting; and provided, however, that this limitation shall not apply to equity Awards granted for up to an aggregate of five percent of the maximum number of Shares that may be issued under this Plan, which may be issued without minimum vesting requirements. The minimum vesting provisions may be satisfied by reference to the vesting or performance period of any such other compensation or incentive plan, program or arrangement the obligations of which are satisfied through the use of Awards under the Plan.
Section 3.
Shares Issuable under the Plan; Mergers; Substitution; Individual Limitations
(a)    Shares Issuable. The aggregate maximum number of Shares reserved and available for issuance under the Plan following stockholder approval of the Plan is 4,000,000 Shares, and subject to the counting, adjustment and substitution provisions as set forth herein. For purposes of this limitation, the Shares underlying any Awards, including Dividend Equivalent Rights, which are forfeited, canceled, reacquired by the Company, cash-settled or otherwise satisfied without the issuance of Shares or otherwise terminated (other than by exercise, including cashless exercise) shall be added back to the Shares available for issuance under the Plan so long as the participants to whom such Awards had been previously granted received no benefits of ownership of the underlying Shares to which the Award related. Notwithstanding the foregoing, the following Shares shall not become available for purposes of the Plan: (i) Shares previously owned or acquired by an awardee that are delivered to the Company, or withheld from an Award, to pay the exercise price, (ii) the total number of Share Options or Share Appreciation Rights exercised, regardless of whether any of the Shares underlying such Awards are not actually issued to the participant as the result of a net settlement, provided that the exercise of Share Options or related Tandem Share Appreciation Rights shall be counted as one exercise, (iii) Shares that are delivered or withheld for purposes of satisfying a tax withholding obligation on Awards other than full-value Awards or (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of a Share Option Award. Shares that are delivered or withheld from full-value Awards for purposes of satisfying a tax withholding obligation shall be added back to the Shares available for issuance under the Plan. Shares issued under the Plan may be unissued Shares, treasury Shares, or Shares reacquired by the Company.
(b)    Shares, Dividends, Mergers, etc. In the event of any recapitalization, reclassification, split-up or consolidation of Shares, separation (including a spin-off), dividend on Shares payable in securities of the Company (including Shares), extraordinary cash dividend or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, the Committee shall make such appropriate adjustments in the exercise prices of Awards, including Awards then outstanding, in the number and kind of securities, cash or other property which may be issued pursuant to Awards under the Plan, including Awards then outstanding, and in the number of Shares with respect to which Awards may be granted (in the aggregate and to individual participants, including without limitation the individual per-participant limitations specified in the Plan) and with respect to performance goals on outstanding Awards in a manner consistent with Section 409A of the Code and as the Committee deems equitable with a view toward maintaining the proportionate interest of the participant and preserving the value of the Awards.
(c)    Substitute Awards. The Committee may grant Awards under the Plan in substitution for share and share-based awards held by employees or Non-Employee Directors of another corporation who concurrently become employees or Non-Employee Directors of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or Shares of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Substitute Awards do not reduce the Shares available under the Plan and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the Plan’s share reserve, subject to New York Stock Exchange listing requirements.
(d)    Individual Limitations on Awards. The maximum aggregate number of Shares which shall be available for the grant of Share Options to any one individual employee under the Plan during any calendar year shall be limited to 500,000 Shares. The maximum number of Shares subject to Awards (other than Share Options) that may be granted to any one individual employee based on the achievement of Performance Criteria for any calendar year (other than Performance Cash Awards) is 350,000 Shares or, if such Award is payable in cash, the Fair Market Value equivalent thereof. The maximum amount payable in cash to any one participant under the Plan in any one calendar year with respect to Performance Cash Awards shall be $10,000,000. In the case of multi-year Performance Periods, as hereinafter defined, the amount which is granted or paid for any one calendar year of the Performance Period is the amount granted or paid for the Performance Period divided by the number of calendar years in the period.
Section 4.
Eligibility
Participants in the Plan are (a) those full or part-time officers and other employees or consultants of the Company, its Subsidiaries and its Affiliates who are responsible for or contribute to the management, growth or profitability of the Company, its Subsidiaries and its Affiliates and who are selected from time to time by the Committee, in its sole discretion and (b) Non-Employee Directors, who shall be eligible to receive Share Options, Restricted Shares and Restricted Share Units, which may include related Dividend Equivalent Rights, as provided in Section 10.
Section 5.
Share Options
The Committee in its discretion may grant Share Options and Share Appreciation Rights. Subject to the terms of the Plan, any Share Option and Share Appreciation Right granted under the Plan shall be in such form as the Committee may from time to time approve.
(a)    Share Options. Share Options granted to participants pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(i)    Exercise Price. The per share exercise price of a Share Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant. The per share exercise price of a Share Option shall not be less than 100% of the Fair Market Value of the Shares underlying the Share Option on the date of grant, except as may be required for substitute Awards pursuant to Section 3(c). Other than pursuant to Section 3(b), the Committee shall not without the approval of the Company’s stockholders (A) lower the exercise price per Share of an Option or Share Appreciation Right after it is granted, (B) cancel an Option or Share

Appreciation Right when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change of Control), or (C) take any other action with respect to an Option or Share Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.
(ii)    Option Term. The term of each Share Option shall be fixed by the Committee, but no Share Option shall be exercisable more than ten years after the date the option is granted.
(iii)    Exercisability; Rights of a Stockholder. Share Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Share Option. An optionee shall have the rights of a stockholder only as to Shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.
(iv)    Method of Exercise. Share Options may be exercised in whole or in part, by giving written, electronic or telephonic notice of exercise to the Company or its agent, in a method acceptable to the Company, specifying the number of Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:
(A) In cash (by certified, bank check, money order or other instrument acceptable to the Committee);
(B) In the form of delivered Shares that are not then subject to restrictions, or Shares withheld from the exercise of the Award, in either case if permitted by the Committee in its discretion. Such surrendered or withheld shares shall be valued at Fair Market Value on the exercise date;
(C) Any combination of cash and such Shares, if the use of Shares is permitted by the Committee in its discretion, in the amount of the full purchase price for the number of Shares as to which the Option is exercised; provided, however, that any portion of the option price representing a fraction of a share shall be paid by the Optionee in cash; or
(D) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price if permitted by the Committee in its discretion; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

The delivery of certificates representing Shares to be purchased pursuant to the exercise of the Share Option or electronic or book-entry recordation thereof will be contingent upon receipt from the optionee by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Share Option or applicable provisions of laws. If the Option price is paid in cash, the exercise of the Share Option shall not be deemed to occur and no Shares will be issued until the Company has received full payment in cash (including check, bank draft or money order) for the Option price, whether from the optionee, or from a broker or other agent
(v)    Non-transferability of Options. No Share Option shall be transferable by the optionee otherwise than by Will or by the laws of descent and distribution, except that Share Options may be transferred by gifting for the benefit of a participant’s descendants for estate planning purposes or pursuant to a qualified domestic relations order. All Share Options shall be exercisable, during the optionee’s lifetime, only by the optionee.
(vi)    Restrictions on Shares. Shares issued upon exercise of a Share Option shall be free of all restrictions under the Plan, except as otherwise provided herein or as may be provided in an Award agreement.
(vii)    Agreement or Notice. Share Options shall be evidenced by an agreement or notice thereof.
(viii)    Termination of Employment. Share Options granted to participants other than Non-Employee Directors shall be subject to the following terms unless the Committee determines otherwise.
(A) Termination of Employment by Reason of Death. If any optionee’s employment or service with the Company and its Affiliates terminates by reason of death, the Share Option may thereafter be exercised, to the extent exercisable at the date of death, or to the full extent of the Option or any portion thereof, at the Committee’s discretion, by the legal representative or legatee of the optionee, for a period of twelve months (or such longer period as the Committee shall specify at any time) from the date of death, or until the expiration of the stated term of the Option, if earlier.
(B) Termination of Employment by Reason of Disability.
(x)    Any Share Option held by an optionee whose employment or service with the Company and its Affiliates has terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable at the time of such termination or to the full extent of the option or any portion thereof, at the Committee’s discretion, by the optionee or the legal representative of the optionee, for a period of twelve (12) months (or such longer period as the Committee shall specify at any time) from the date of such termination of employment or service, or until the expiration of the stated term of the Option, if earlier.

(y)    The Committee shall have sole authority and discretion to determine whether a participant’s service has been terminated by reason of Disability.
(z)    Except as otherwise provided by the Committee at the time of grant or otherwise, the death of an optionee during a period provided in this Section 5(a)(viii) for the exercise of a Share Option shall operate to extend such period for twelve months from the date of death, subject to termination on the expiration of the stated term of the Option, if earlier.
(C) Termination for Cause. Unless otherwise determined by the Committee in its discretion, if any optionee’s employment or service with the Company or its Affiliates has been terminated for Cause, any Share Option held by such optionee shall immediately terminate and be of no further force and effect.
(D) Other Termination. Unless otherwise determined by the Committee in its discretion, if an optionee’s employment or service with the Company and its Affiliates terminates for any reason other than death, Disability, or for Cause, any Share Option held by such optionee may thereafter be exercised for such period as the Committee shall specify at any time, but in no event later than the expiration of the stated term of the Option.
(b)    Share Appreciation Rights. Share Appreciation Rights may be granted in conjunction with all or part of any Share Option (a “Reference Share Option”) granted under this Plan (“Tandem Share Appreciation Rights”) or without reference to any Share Options granted under the Plan (“Non-Tandem Share Appreciation Rights”). Such rights may be granted either at or after the time of the grant of any Reference Share Option.
(i)    Terms and Conditions of Tandem Share Appreciation Rights. Tandem Share Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee in its sole discretion, and the following.
(A) Exercise Price. The exercise price per Share subject to a Tandem Share Appreciation Right shall be the exercise price of the Reference Share Option as determined in accordance with Section 5(a)(i).
(B) Term. A Tandem Share Appreciation Right or applicable portion thereof granted with respect to a Reference Share Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Share Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Share Appreciation Right granted with respect to less than the full number of shares covered by the Reference Share Option shall not be reduced until and then only to the extent that the exercise or termination of the Reference Share Option causes the number of shares covered by the Tandem Share Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Share Option.

(C) Exercisability. Tandem Share Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5(a)(iii) and (viii), and shall be subject to the provisions of Section 14.
(D) Method of Exercise. A Tandem Share Appreciation Right may be exercised by the participant by surrendering the applicable portion of the Reference Share Option. Upon such exercise and surrender, the participant shall be entitled to receive an amount determined in the manner prescribed in this Section 5(b). Share Options that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem Share Appreciation Rights have been exercised.
(E) Payment. Upon the exercise of a Tandem Share Appreciation Right, a participant shall be entitled to receive up to, but no more than, a number of Shares or an amount of cash equal in value to the excess of the Fair Market Value of one Share on the date the right is exercised over the Option exercise price per share specified in the Reference Share Option agreement, multiplied by the number of shares in respect of which the Tandem Share Appreciation Right shall have been exercised.
(F) Deemed Exercise of Reference Share Option. Upon the exercise of a Tandem Share Appreciation Right, the Reference Share Option or part thereof to which such Share Appreciation Right is related shall be deemed to have been exercised.
(G) Transferability. Tandem Share Appreciation Rights shall be transferable only when and to the extent that the underlying Share Option would be transferable under Section 5(a)(v) of the Plan.
(ii)    Terms and Conditions of Non-Tandem Share Appreciation Rights. Non-Tandem Share Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of this Plan, as shall be determined from time to time by the Committee in its sole discretion, and the following:
(A) Exercise Price. The exercise price per Share subject to a Non-Tandem Share Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Non-Tandem Share Appreciation Right shall not be less than 100% of the Fair Market Value of a Share at the time of grant, except as may be required for substitute Awards pursuant to Section 3(c).
(B) Term. The term of each Non-Tandem Share Appreciation Right shall be fixed by the Committee; provided that no Non-Tandem Share Appreciation

Right shall be exercisable more than ten (10) years after the date the right is granted.
(C) Exercisability. Non-Tandem Share Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. The provisions of Section 5(a)(iii) and (viii), and Section 14 shall apply to the exercisability of Non-Tandem Share Appreciation Rights.
(D) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (C) above, Non-Tandem Share Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Share Appreciation Rights to be exercised.
(E) Payment. Upon the exercise of a Non-Tandem Share Appreciation Right a participant shall be entitled to receive, for each right exercised, up to, but no more than, a number of Shares of the Company’s common stock or an amount of cash equal in value to the excess of the Fair Market Value of one Share on the date the right is exercised over the Fair Market Value of one Share on the date the right was awarded to the participant.
(F) Non-Transferability. No Non-Tandem Share Appreciation Rights shall be Transferable by the participant otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the participant’s lifetime, only by the participant.
Section 6.
Restricted Share Awards and Restricted Share Units
(a)    Nature of Restricted Share Award and Restricted Share Units. The Committee may grant Restricted Share Awards and Restricted Share Units. A Restricted Share Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Committee, Shares subject to such restrictions and conditions as the Committee may determine at the time of grant (“Restricted Shares”). A Restricted Share Unit represents a right to receive Shares or cash based upon conditions as the Committee may determine at the time of grant

(“Restricted Share Units”). Conditions may be based on continuing service and/or achievement of pre-established performance goals and objectives based on Performance Criteria.
(b)    Acceptance of Award. A participant who is granted a Restricted Share Award or Restricted Share Unit that requires the making of a payment to the Company shall have no rights with respect to such Award unless the participant shall have accepted the Award within sixty (60) days (or such shorter date as the Committee may specify) following the award date by making payment to the Company by certified or bank check or other instrument or form of payment acceptable to the Committee in an amount equal to the specified purchase price, if any, of the Shares, covered by the Award and by executing and delivering to the Company a written instrument that sets forth the terms and conditions of the Restricted Shares or Restricted Share Unit in such form as the Committee shall determine. Restricted Share Awards or Restricted Share Units will otherwise be evidenced by notice thereof.
(c)    Rights as a Stockholder. Upon complying with Section 6(b) above, a participant shall have all the rights of a stockholder with respect to the Restricted Shares including voting and dividend rights, subject to transferability restrictions and Company repurchase or forfeiture rights described in this Section 6 and subject to such other conditions contained in the written instrument evidencing the Restricted Share Award; provided, however, no dividends may be paid until, and are conditioned upon, the vesting of the Restricted Share Award. Unless the Committee shall otherwise determine, certificates or other electronic entry evidencing Restricted Shares shall remain in the possession of the Company until such shares are vested as provided in Section 6(e) below. Holders of Restricted Share Units shall not have the rights of stockholders until Shares are issued in satisfaction thereof, but may have Dividend Equivalent Rights, as determined by the Committee; provided, however, no Dividends Equivalent Rights may be paid until, and are conditioned upon, the vesting of the Restricted Share Unit Award.
(d)    Restrictions. Restricted Shares and Restricted Share Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein.
(e)    General Terms. Restricted Shares and Restricted Share Units granted to participants other than Non-Employee Directors shall be subject to the following terms unless the Committee determines otherwise.
(i)    Vesting of Restricted Shares and Restricted Share Units. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and Restricted Share Units and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Shares on which all restrictions have lapsed shall no longer be Restricted Shares or Restricted Share Units and shall be deemed “vested.”

(ii)    Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Share Award and/or Restricted Share Unit may require or permit the waiver, deferral or investment of dividends or Dividend Equivalent Rights paid on the Restricted Shares or Restricted Share Units.
(iii)    Termination. For participants other than Non-Employee Directors, except as may otherwise be provided by the Committee at any time prior to termination of service, a participant’s rights in all Restricted Share Awards and Restricted Share Unit Awards shall automatically terminate upon the participant’s termination of service with the Company, its Subsidiaries and its Affiliates for any reason (including, without limitation, death, Disability and for Cause).
Section 7.
LTIP Units
The Committee may, in its sole discretion, grant Awards in the form of LTIP Units in such amount and subject to such terms and conditions as determined by the Committee; provided, however, that LTIP Units may be issued only to a participant for the performance of services to or for the benefit of the Company or any Subsidiary (a) in the participant’s capacity as a partner or member of the issuing entity, (b) in anticipation of the participant becoming a partner or member of such entity, or (c) as otherwise determined by the Committee; provided further, that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code.
Section 8.
Performance Share Awards, Performance Share Units and Performance Cash Awards
(a)    Nature of Performance Shares, Performance Share Units and Performance Cash Awards. A Performance Share Award represents an award entitling the recipient to acquire Shares based upon the achievement, or level of achievement, of one or more performance goals established by the Committee at the time of grant. A Performance Share Unit represents a right to receive Shares or cash based upon the achievement, or level of achievement, of one or more performance goals established by the Committee at the time of grant. A Performance Cash Award represents a right to receive cash based upon the achievement, or level of achievement, of one or more performance goals established by the Committee at the time of grant. The Committee may make Performance Share Awards, Performance Share Unit Awards and Performance Cash Awards independent of or in connection with the granting of any other Award under the Plan. Performance Share Awards, Performance Share Units and Performance Cash Awards may be granted under the Plan to employees and consultants of the Company, a Subsidiary or any Affiliate, including those who qualify for awards under other performance plans of the Company. The Committee in its sole discretion shall determine whether and to whom Performance Share Awards, Performance Share Units and Performance Cash Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares, Performance Share Units and Performance Cash Awards.
(b)    Restrictions on Transfer. Performance Share Awards, Performance Share Units and Performance Cash Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.
(c)    Rights as a Stockholder. A participant receiving a Performance Share Award shall have the rights of a stockholder only as to Shares actually received by the participant under the Plan and not with respect to Shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a Share certificate evidencing the acquisition of Shares under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Committee). Holders of Performance Share Units shall not have the rights of stockholders until Shares are issued in satisfaction thereof, but may have Dividend Equivalent Rights, as determined by the Committee. Holders of Performance Cash Awards shall not have rights of stockholders. The written instrument evidencing the Performance Share Award and/or Performance Share Unit may require or permit the waiver, deferral or investment of dividends or Dividend Equivalent Rights paid on the Performance Award and/or Performance Share Units. Dividends and Dividend Equivalent Rights may not be paid until, and are conditioned upon, the vesting of such Awards.
(d)    Termination. Except as may otherwise be provided by the Committee at any time prior to termination of employment or service, a participant’s rights in all Performance Share Awards, Performance Share Unit Awards and Performance Cash Awards shall automatically terminate upon the participant’s termination of service with the Company, its Subsidiaries and its Affiliates for any reason (including, without limitation, death, Disability and for Cause).
(e)    Acceleration, Waiver, Etc. The Committee may in its sole discretion accelerate, waive or, subject to Section 12, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award, Performance Share Unit or Performance Cash Award.
Section 9.
Dividend Equivalent Rights
A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would be paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding Award; provided, however, that Dividend Equivalent Rights may not be granted as a component of Share Options or Share Appreciation Rights and Dividend Equivalent Rights may not be paid until, and are conditioned upon, the vesting of the underlying Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant and may include performance goals based on Performance Criteria. Dividend Equivalent Rights credited to a participant may be paid on a deferred basis, or may be deemed to be reinvested in additional Shares. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.
Section 10.
Non-Employee Director Awards
The aggregate dollar value of equity-based (based on the grant date fair value of equity-based Awards determined for financial reporting purposes) and cash compensation granted under the Plan or otherwise to any Non-Employee Director shall not exceed $750,000 during any calendar year for services provided as a Non-Employee Director; provided, however, that in the calendar year in which a Non-Employee Director first joins the Board or during any calendar year in which a Non-Employee Director is designated as “Chair” of the Board or “Lead Director,” the maximum aggregate value of equity-based and cash compensation granted to the non-employee director may be up to $995,000.
(a)    Share Options; Separation from Service. Except as otherwise provided in the applicable Award agreement, if a grantee ceases to be a Non-Employee Director of the Company for any reason, any outstanding Share Options of the grantee (whether or not then held by the grantee) shall be exercisable and shall terminate according to the following provisions:
(i)    If a grantee ceases to be a Non-Employee Director of the Company for any reason other than resignation, removal for cause, Disability, or death, any then outstanding Share Option of such grantee (whether or not exercisable immediately prior to the grantee ceasing to be a Non-Employee Director) shall be exercisable at any time prior to the expiration date of such Share Option or within one year after the date the grantee ceases to be a Non-Employee Director, whichever is the shorter period;
(ii)    If during his term of office as a Non-Employee Director, a grantee resigns from the Board and ceases on being a Non-Employee Director during a term, or is removed from office for cause, any outstanding Share Option of the grantee, whether or not exercisable immediately prior to resignation or removal, shall terminate as of the date of resignation or removal;
(iii)    Following the Disability or death of a grantee during service as a Non-Employee Director of the Company, any Share Option of the grantee outstanding at the time of Disability or death (whether or not exercisable immediately prior to Disability or death of the grantee) shall be exercisable by grantee or the person entitled to do so under the will of the grantee or, if the grantee shall fail to make testamentary disposition of the Share Option or shall die intestate or be disabled, by the legal representative of the grantee (or, if then permitted under the Plan and the applicable Share Option agreement, by the grantee’s inter vivos transferee) at any time prior to the expiration date of such Share Option or within one year after the date of Disability or death of the grantee, whichever is the shorter period;
(iv)    Following the Disability or death of a grantee after ceasing to be a Non-Employee Director and during a period when a Share Option remains outstanding, any Share Option of the grantee outstanding and exercisable at the time of Disability or death shall be exercisable by the grantee or such person entitled to do so under the will of the grantee or by such legal representative (or, if then permitted under the Plan or the applicable Share Option Agreement, by such inter vivos transferee) at any time prior to the expiration date of such Share Option or within one year after the date of Disability or death of the grantee, whichever is the shorter period
(b)    Restricted Shares. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of until the restrictions thereon lapse. The Restricted Shares issued to Non-Employee Directors shall vest over the period determined by the Committee in its discretion. The written instrument evidencing the Restricted Share Award may require or permit the waiver, deferral or investment of dividends paid on the Restricted Shares, in a manner consistent with Section 409A of the Code.
(c)    Restricted Share Units. Restricted Share Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of. The Restricted Share Units issued to Non-Employee Directors shall vest over the period determined by the Committee in its discretion. The Shares underlying the Restricted Share Units shall be delivered following vesting and, unless deferral is permitted or required consistent with Section 409A of the Code, no later than two and one-half months following the end of the calendar year in which vesting occurs. The written instrument evidencing the Restricted Share Units may require or permit the waiver, deferral or investment of dividend equivalents paid on the Restricted Share Units, in a manner consistent with Section 409A of the Code.
Section 11.
Tax Withholding
(a)    Payment by Participant. Each employee or other applicable participant shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includible in the gross income of the employee or other applicable participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the employee or other applicable participant.

(b)    Payment in Shares. To the extent permitted by the Committee, an employee or other applicable participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the statutory minimum withholding amount due or such other rate that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity, or (ii) transferring to the Company Shares owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.
Section 12.
Amendments and Termination
The Board may at any time amend, terminate or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect in any material respect rights under any outstanding Award without the holder’s consent; and provided further that no amendment of the Plan shall be made without stockholder approval if such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any exchange on which the securities of the Company may be listed or quoted) or as required by applicable law.
Section 13.
Status of Plan
With respect to the portion of any Award which has not been exercised and any payments in cash, Shares or other consideration not received by a participant, a participant shall have no rights greater than those of a general unsecured creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.
Section 14.
Change of Control Provisions
(a)    Unless otherwise determined by the Committee at the time of grant of an Award or unless otherwise provided in the applicable Award agreement, if (i) a Change of Control shall occur, and (ii) a Termination of Employment or Service in Connection with a Change of Control (as defined below) occurs, then, in addition to any other rights of post-termination exercise which the participant may have under the Plan or the applicable Award agreement: (x) each Share

Option and Share Appreciation Rights shall automatically become fully exercisable; (y) restrictions and conditions on Awards of Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units, Performance Cash Awards and Dividend Equivalent Rights shall automatically be deemed waived, and the recipients of such Awards shall become entitled to receipt of the maximum amount of Shares subject to such Awards; provided that the payment date of any Awards that are considered to be deferred compensation shall not be accelerated; and (z) participants who hold Share Options and Share Appreciation Right shall have the right, in lieu of exercising the Option or Share Appreciation Right, to elect to surrender all or part of such Option or Share Appreciation Right to the Company and to receive cash in an amount equal to the excess of (A) the Fair Market Value of a Share on the date such right is exercised over (B) the exercise price per share under the Option or Share Appreciation Right, as applicable, multiplied by the number of Shares with respect to which such right is exercised. Notwithstanding the foregoing, Awards not assumed by an acquirer upon a Change of Control shall automatically vest upon the Change of Control and become fully exercisable and underwater Share Options and Share Appreciation Rights may be cancelled without consideration.
(b)    “Change of Control” shall mean the occurrence of any one of the following events:
(i)    any “person”, as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, and any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (B) the then outstanding Shares of the Company (in either such case other than as a result of acquisition of securities directly from the Company); provided, however, that a “Change of Control” shall not be deemed to have occurred for purposes of this Section 14(b)(i) if, prior to reaching or exceeding such beneficial ownership limit, the Board approves the purchase, issuance, transfer, gift, assignment, or other similar transaction pursuant to which such person reaches or exceeds such beneficial ownership limit; provided, further, that if any such person shall thereafter become the beneficial owner of any additional Voting Securities or Shares (other than pursuant to a Share split, Share dividend, or similar transaction), then, absent additional Board approval, a “Change of Control” shall be deemed to have occurred for purposes of this Section 14(b)(i). For the avoidance of doubt, in no way shall the approval by the Board of an acquisition of Voting Securities or Shares subject to this Section 14(b)(i) be deemed to limit, in any way, the provisions contained in Section 14(b)(iii);
(ii)    persons (as defined in the previous subsection) who, as of the Effective Date, constitute the Board Directors (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a Director of the Company subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Plan, be considered an Incumbent Director;
(iii)    the consummation of (A) any consolidation or merger of the Company or any Subsidiary (other than a consolidation or merger of the Company or any Subsidiary, on the one hand, and an affiliate of, or entity managed or advised by, the Company or any Subsidiary, on the other hand) where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing more than 50% of the combined voting power of the outstanding voting securities entitled to vote generally in the election of the board of directors of the surviving entity in such consolidation or merger in substantially the same relative proportion as ownership immediately prior to the consolidation or merger (or of its ultimate parent entity, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company other than to an entity with respect to which, following such sale or disposition, the stockholders of the Company immediately prior to the sale own, immediately thereafter, more than fifty percent (50%) of, respectively, the outstanding shares of stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of the board of directors of such entity; or
(iv)    stockholder approval of any plan or proposal for the liquidation or dissolution of the Company.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of Shares outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 25% or more of the Shares then outstanding or (y) the proportionate voting power represented by the Shares beneficially owned by any person to 25% or more of the combined voting power of all then outstanding voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or other Voting Securities (other than pursuant to a Share split, Share dividend, or similar transaction), then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i).
(c)    “Termination of Employment or Service in Connection with a Change of Control” shall be deemed to occur with respect to a participant if within the two-year period beginning on the date of a Change of Control the employment or service of the participant shall be terminated either (i) involuntarily for any reason other than for Cause (excluding death and Disability), (ii) voluntarily for Good Reason or (iii) in the case of Directors, a required resignation from the Board.
(d)    “Good Reason” shall mean the termination of employment by the participant following the occurrence, without the participant’s written consent, after a Change of Control of: (i) a material reduction in the participant’s base salary or wage rate or target incentive opportunity, or (ii) the relocation of the participant’s principal place of employment to a location more than twenty miles from the participant’s principal place of employment as of immediately prior to the Change of Control, provided, that the foregoing events shall constitute Good Reason only if the participant provides the Company with written objection to the event within thirty days following the occurrence thereof, the Company does not reverse or otherwise cure the event within thirty days of receiving that written objection and the participant resigns the participant’s employment within sixty days following the expiration of that cure period.
Section 15.
General Provisions
(a)    No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof
No Shares shall be issued pursuant to an Award until all applicable securities laws and other legal and Shares exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Shares and Awards as it deems appropriate.
(b)    Delivery or Recordation of Shares. Delivery of Shares certificates or electronic or book-entry recordation thereof to participants under this Plan shall be deemed effected for all purposes when the Company or a Share transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the participant, at the participant’s last known address on file with the Company or otherwise recorded ownership thereof.
(c)    Other Compensation Arrangements; No Employment or Service Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any employee or consultant any right to continued employment or service with the Company or any Subsidiary or Affiliate or confer any right to any person to continue as a Director of the Company or interfere in any way with the rights of the stockholders of the Company or the Board to elect and remove Directors. In the discretion of the Committee, Awards authorized under the Plan may be used in connection with, or to satisfy obligations of the Company or a Subsidiary or Affiliate under, other compensation or incentive plans, programs or arrangements of the Company or any Subsidiary or Affiliate for eligible participants.
(d)    Code Section 409A Compliance. The Plan is not intended to provide for deferred compensation, except to the extent as may be permitted pursuant to individual agreements with Awardees. To the extent that the Plan or any related agreement may be subject to Section 409A of the Code, it shall be construed in a manner to comply with the requirements thereof, including good faith, reasonable statutory interpretations that are contrary to the terms of the Plan or related agreement. Consistent with that intent, the Plan and related agreements shall be interpreted in a manner consistent with Section 409A of the Code. In the event that any provision that is necessary for the Plan or related agreement to comply with Section 409A of the Code is determined by the Company to have been omitted, such omitted provision shall be deemed to be included herein and is hereby incorporated as part of the Plan or related agreement, as applicable.
(e)    Excise Tax Provision. In the event that any payment or benefit received or to be received by a participant pursuant to the Plan or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 15(e), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 15(e), such Payments shall be either (x) provided in full pursuant to the terms of the Plan or any other applicable agreement, or (y) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section 15(e) shall be made by an independent advisor designated by the Company and reasonably acceptable to the participant (the “Independent Advisor”), whose determination shall be conclusive and binding upon the participant and the Company for all purposes. For purposes of making the calculations required under this Plan, the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Independent Advisor shall assume that the participant pays all taxes at the highest marginal rate. The Company and the participant shall furnish to the Independent Advisor such information and documents as the Independent Advisor may reasonably request in order to make a determination under this Section 15(e). The Company shall bear all costs that the Independent Advisor may incur in connection with any calculations contemplated by this Plan. The reduction of the Payments payable hereunder, if applicable, shall be made by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance Share Awards, Performance Share Units or Performance Cash Awards, then by reducing or eliminating any accelerated vesting of Share Options or Share Appreciation Rights, then by reducing or eliminating any accelerated vesting of Restricted Share Awards, Restricted Share Units or LTIP Units, then by reducing or eliminating any other remaining Payments in a manner determined by the Company, in consultation with the participant.
(f)    Transfers. For purposes of the Plan, a transfer to the employment of the Company from a Subsidiary or an Affiliate or from the Company to a Subsidiary or an Affiliate, or from one Subsidiary or Affiliate to another shall not be deemed a termination of service.

(g)    Clawbacks. Notwithstanding any other provision of the Plan, all Awards are subject to the terms of the Company’s Clawback Policy and any other similar policy which the Company may adopt, as well as any applicable law with respect to the recoupment, recovery or forfeiture of incentive compensation. Furthermore, the Committee reserves the right, in an Award agreement, to determine that all or any portion of such an Award shall be forfeited and/or shall be repaid to the Company if the participant engages in misconduct or in violation of any Company policy. Any incentive based compensation otherwise payable or paid to current or former executive officers shall be forfeited and/or repaid to the Company, as applicable, as may be required pursuant to this Section 15(g).
Section 16.
Effective Date and Duration of Plan
The Plan shall be effective on June 13, 2024, subject to approval by stockholders of the Company. No Awards may be granted under the Plan subsequent to June 12, 2034.
Section 17.
Governing Law
This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, to the extent applicable, without regard to conflicts of laws principles.